Exhibit 15.4

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

FINANCIAL STATEMENTS

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

CONTENTS

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements:

Balance Sheet —
As of December 31, 2013 and 2014	F-2

Statement of Operations and Comprehensive Income —
For the Years Ended December 31, 2012, 2013 and 2014	F-3

Statement of Changes in Equity Holders’ Equity —
For the Years Ended December 31, 2012, 2013 and 2014	F-4

Statement of Cash Flows —
For the Years Ended December 31, 2012, 2013 and 2014	F-5

Notes to Financial Statements	F-6 to F-21

REPORT OF INDEPENDENT ACCOUNTING FIRM

Board of Directors

Zhongtianxin Science and Technology Co., Limited

We have audited the accompanying financial statements of Zhongtianxin Science and Technology Co., Limited, which comprise the balance sheet as of December 31, 2014, and the related statements of operations and comprehensive income, equity holder’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zhongtianxin Science and Technology Co., Limited as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON

Beijing, China

April 30, 2015

F-1

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

BALANCE SHEETS

(Amounts expressed in thousands of U.S. dollars, except number of shares and per share data)

	Note	2013	2014
Assets
Current assets:
Cash and cash equivalents		3,455	1,781
Restricted cash	NOTE-3	1,024	—
Available-for-sale securities		6,561	—
Amounts due from related parties	NOTE-13	6,836	6,611
Accounts receivable, net of provision for doubtful accounts of nil and nil as of December 31, 2013 and 2014 respectively		25,753	50,170
Inventories	NOTE-4	11,962	71,386
Prepayments and other current assets	NOTE-5	7,087	14,211
Deferred tax assets		56	—
Total current assets		62,734	144,159
Property, equipment and software, net	NOTE-6	7,622	9,148
Accounts receivable – non-current portion		—	22,211
Land use rights	NOTE-7	12,103	12,005
Intangible assets	NOTE-8	11,347	10,174
Total assets		93,806	197,697

Liabilities and equity
Current liabilities:
Accounts payable		478	12,874
Amounts due to related parties	NOTE-13	19,375	100,938
Taxes payable		5,330	6,922
Advances from customers		102	243
Accrued expenses and other current liabilities	NOTE-9	1,992	1,365
Deferred government grant-current		29,975	12,985
Total current liabilities		57,252	135,327
Deferred government grant – non-current		—	19,683
Product warranty		532	1,256
Total liabilities		57,784	156,266
Equity:
Paid-in equity	NOTE-10	15,973	15,973
Additional paid-in capital	NOTE-11	16,175	16,175
Statutory reserve		319	871
Accumulated other comprehensive income		724	616
Retained earnings		2,831	7,796
Total equity		36,022	41,431
Total liabilities and equity		93,806	197,697

The accompanying notes are an integral part of these financial statements.

F-2

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts expressed in thousands of U.S. dollars, except number of shares and per share data)

	Note	2012	2013	2014
		Unaudited
Net revenue		—	26,351	62,539
Third parties		—	22,049	61,123
Related parties		—	4,302	1,416
Cost of revenue		—	(18,942)	(49,839)
Gross profit		—	7,409	12,700
Operating expenses:
Research and development		(56)	(186)	(1,302)
Selling and marketing		(58)	(1,205)	(2,518)
General and administrative		(72)	(1,600)	(3,781)
Total operating expenses		(186)	(2,991)	(7,601)
Income/(Loss) from operations		(186)	4,418	5,099
Other income/(expenses)
Gain on disposal of available-for-sale securities		—	—	23
Interest income, net		9	19	841
Others		—	84	635
Income/(Loss) before income taxes		(177)	4,522	6,598
Income tax expense	NOTE-12	—	(1,196)	(1,081)
Net income/(loss)		(177)	3,326	5,517
Other comprehensive income, net of tax
Foreign currency translation adjustment		66	658	(108)
Comprehensive income		(111)	3,984	5,409

The accompanying notes are an integral part of these financial statements.

F-3

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

STATEMENTS OF EQUITY HOLDERS’ EQUITY

(Amounts expressed in thousands of U.S. dollars, except number of shares and per share data)

	Paid-in equity	Additional paid-in capital	Statutory reserve	(Accumulated deficits) / Retained earnings	Accumulated other comprehensive income	Total equity holders’ equity
Capital injection	8,381	—	—	—	—	8,381
Net loss	—	—	—	(177)	—	(177)
Foreign currency translation adjustment	—	—	—	—	66	66
Balance, December 31, 2012	8,381	—	—	(177)	66	8,270
Capital injection	7,592	16,175	—	—	—	23,767
Net income	—	—	—	3,326	—	3,326
Foreign currency translation adjustment	—	—	—	—	658	658
Profit appropriation	—	—	319	(319)	—	—
Balance, December 31, 2013	15,973	16,175	319	2,831	724	36,022
Net income	—	—	—	5,517	—	5,517
Foreign currency translation adjustment	—	—	—	—	(108)	(108)
Profit appropriation	—	—	552	(552)	—	—
Balance, December 31, 2014	15,973	16,175	871	7,796	616	41,431

The accompanying notes are an integral part of these financial statements.

F-4

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

STATEMENTS OF CASH FLOWS

(Amounts expressed in thousands of U.S. dollars, except number of shares and per share data)

	2012	2013	2014
	Unaudited
Cash flows from operating activities:
Net income/(loss)	(177)	3,326	5,517
Adjustments to reconcile net income to net cash (used in)/provided from operating activities:
Depreciation	3	53	374
Amortization of land use rights	—	121	225
Amortization of intangible assets	—	493	1,173
Gain on disposal of available-for-sale security	—	—	(23)
Changes in assets and liabilities:
Accounts receivable	—	(25,753)	(46,628)
Amounts due from related parties	(1,671)	(5,114)	225
Inventories	(743)	(11,219)	(59,424)
Prepayment and other current assets	(91)	(7,104)	(7,124)
Deferred tax assets	—	(56)	56
Accounts payable	743	(265)	12,396
Amounts due to related parties	—	19,251	81,563
Taxes payable	(4)	5,446	1,592
Advances from customers	—	102	141
Accrued expenses and other current liabilities	127	834	(627)
Product warranty	—	532	724
Deferred government grants	558	29,418	2,693
Net cash (used in)/provided by operating activities	(1,255)	10,065	(7,147)
Cash flows from investing activities:
Changes in restricted cash	—	(1,024)	1,024
Purchase of available-for-sale securities	—	(6,561)	—
Proceed from selling of available-for-sale securities	—	—	6,584
Purchase of property, equipment and software	(213)	(5,707)	(1,900)
Payment in purchase of land use rights	—	(12,224)	(127)
Net cash provided by/(used in) investing activities	(213)	(25,516)	5,581
Cash flows from financing activities:
Capital injection	8,381	11,927	—
Net cash provided by financing activities	8,381	11,927	—
Effect of exchange rate changes on cash and cash equivalents	66	—	(108)
Net (decrease)/increase in cash and cash equivalents	6,979	3,524	(1,674)
Cash and cash equivalents at beginning of year	—	6,979	3,455
Cash and cash equivalents at end of year	6,979	3,455	1,781
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	—	—	—
Income tax	—	—	272

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-1 ORGANIZATION AND PRINCIPAL ACTIVITIES

Zhongtianxin Science and Technology Co., Limited (the “Company”) was established on September 10, 2012. It is established by Vimicro Corporation (“Vimicro China”), a wholly-owned subsidiary of Vimicro International Corporation, Shanxi Guoxin Investment (Group) Corporation and VMF Consulting Company. Vimicro China and Shanxi Guoxin Investment (Group) Corporation directly hold 49% of equity interest in the Company respectively, and an additional 2% of equity interest is held by VMF Consulting Company on behalf of Vimicro China as a nominee equity holder. The Company primarily engages in sales of security and surveillance products.

NOTE-2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”).

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant accounting estimates reflected in the financial statements mainly include useful lives of property, equipment and software and other long-lived assets, realization of deferred tax assets and uncertain tax positions, provision for doubtful accounts, write-down of inventories, share-based compensation expenses, estimated selling price for multiple element deliverables, goodwill and intangible assets, assumptions used in the valuation of the Non-core business and mobile business.

F-6

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Concentration of risk

Business and economic risks

The Company’s operating results are significantly dependent on its ability to develop and market products. The Company faces rapid technology advancement which requires the Company to continually improve the performance, features and reliability of its products. Inability of the Company to successfully develop and market its products as a result of competition or other factors would have a material adverse effect on the Company’s business, financial condition and results of operations.

Concentration of credit risk

Financial instruments that are potentially subject to credit risk consist of cash and cash equivalents, restricted cash and accounts receivable. Deposits held with financial institutions were not protected by statutory or commercial insurance. In the event of bankruptcy of one of these financial institutions, the Company may be unlikely to claim its deposits back in full. The Company continues to monitor the financial strength of the financial institutions.

Fair value of financial measurements

ASC 820, Fair value measurement and Disclosure (“ASC820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy. Although the adoption of ASC 820 did not impact the Company’s financial position, results of operations, or cash flow, ASC 820 requires additional disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

F-7

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Fair value of financial measurements (cont’d)

ASC 820 describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, non-current accounts receivable, accounts payable and accrued liabilities. The carrying amounts of the Company’s cash and cash equivalents and restricted cash approximate their fair value due to the short maturity of those instruments. The carrying amounts of the Company’s non-current and current accounts receivable and accounts payable approximated their fair values as of the balance sheet dates in accordance with their respective maturities and the interest rates available.

Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits placed with banks or other financial institutions, which are payable on demand.

Restricted cash

Restricted cash balances comprise cash in bank balances, which are restricted to withdrawal unless it is for the usage under the terms of certain contracts or under bank regulations.

Marketable equity securities

Marketable equity securities are classified as available-for-sale and carried at fair value. Unrealized gains and losses, net of tax are recorded in accumulated other comprehensive income, a separate component of shareholders’ equity. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are recorded as gain/(loss) on disposal of available-for-sale securities and impairment of available-for-sale securities respectively under other income/(expense) in the statements of operations and comprehensive income. The basis on which the cost of a security sold or the amount reclassified out of accumulated other comprehensive income into earnings is determined by the first in, first out method.

F-8

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Accounts receivable and provision for doubtful accounts

Accounts receivable are stated at the amount the Company expects to collect. Provisions are made against accounts receivable to the extent that collection is considered to be doubtful. Accounts receivable in the balance sheets are stated net of such provision, if any. The portion of receivable to be received longer than one year from the balance sheet date is classified as non-current asset.

Inventories

Inventories are stated at the lower of cost or market. The cost is computed on a weighted-average basis. Cost of work in progress and finished goods are comprised of direct materials, direct labor and related manufacturing overhead based on normal operating capacity. Adjustments are made to write down excess or obsolete inventories to their estimated realizable values.

Property, equipment and software

Property, equipment and software are stated at cost less accumulated depreciation and impairment loss.

Property, equipment and software are depreciated at rates sufficient to write off their costs less impairment loss, if any, over their estimated useful lives on a straight line basis. The estimated useful lives are as follows:

Estimated useful lives
Equipment and office furniture	5 years
Motor vehicles	5 years
Purchased software	3 to 5 years
Buildings	20 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives

Expenditures for maintenance and repairs are expensed as incurred.

The gain or loss on the disposal of property, equipment and software is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statements of operation and comprehensive income.

All direct and indirect costs that are related to the construction of fixed assets and incurred before the assets are ready for their intended use are capitalized as construction in progress.

F-9

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Intangible assets

Intangible assets with finite useful lives are amortized over their estimated useful lives using the straight-line method and carried at cost less accumulated amortization with no residual value. The estimated useful lives of intangible assets are reviewed at least annually. Intangible assets have useful lives from the date of acquisition as follows:

Intellectual property	10 years

Product warranty

The Company provides warranty on its product sales for a period generally ranging from one to five years from the time of final acceptance or goods delivery. The Company provides for the expected cost of product warranties at the time that revenue is recognized based on an assessment of past warranty experience and specific circumstances.

F-10

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Impairment of long-lived assets

Impairment of property, equipment and software and intangible assets

The Company evaluates its long-lived assets or asset group including acquired intangibles with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of a group of long-lived assets may not be fully recoverable. When these events occur, the Company valuates the impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the asset group over its fair value, generally based upon discounted cash flows.

Revenue recognition

The Company recognizes revenue from the sales of products and rendering of services when the earnings process has been completed and all revenue recognition criteria has been met persuasive evidence for an arrangement exists, delivery of products and/or services and transfer of title has occurred, the selling price is both fixed and determinable and collectability is reasonably assured, as prescribed by ASC 605, Revenue recognition (“ASC 605”).

If the hardware does not contain the software, the surveillance and security solution cannot be separately marketed and sold to customers. In addition, the Company also provides installation services, which includes software testing and equipment set up for the monitoring room.

The hardware, software and installation in surveillance and security products arrangements are considered multiple accounting units in accordance with ASC 605. The total arrangement consideration is allocated to the individual deliverables on the basis of their relative selling price.

Relative selling price method is based on the selling price of vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or management’s estimated selling price (“ESP”) if neither VSOE nor TPE is available for the delivered items. The Company uses the estimated selling price for each deliverable as neither VSOE nor TPE is available from the Company’s relatively short history engaged in the surveillance and security business. The objective of ESP is to determine the price at which the Company would transact a sale if the deliverable were sold on a stand-alone basis.

F-11

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Revenue recognition (cont’d)

The Company determines ESP for a deliverable based on the cost plus an estimated profit margin while considering multiple factors including, but not limited to, market conditions, competitive landscape, cost, gross margin objectives and pricing practices. For the hardware and the third-party software component, the Company purchases these items from third party suppliers. In reference to available market information on the price of hardware and third party software and with the Company’s consideration of margins in negotiating the pricing, the Company establishes ESP for hardware and the third-party software component.

The Company recognizes revenue from delivered hardware and software components after obtaining the shipping acceptance from customers and recognizes revenue from installation service after obtaining the acceptance from customers when hardware and software components and installation service can be clearly separated in the contracts with customers.

The cost of surveillance and security product revenue includes the cost of hardware and software, installation and other services and warranty cost.

Warranty obligation is provided based on the estimated future warranty expenses when the underlying revenue is recognized.

Payments received from customers in advance of shipment are initially recorded as advances from customers and recorded as revenue after all the revenue recognition criteria have been met.

Research and development costs

Research and development costs include the cost incurred for the development of the business prior to the establishment of technological feasibility. Maintenance cost incurred after the establishment of technological feasibility is charged to expense as incurred.

F-12

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Government grants

Government grants received from PRC government agencies are recognized as deferred government grants and offset against the corresponding expenses as and when they are incurred for the specific research and development projects or general operation purpose for which these grants are received. The Company had received grants from authorities in the PRC mostly for its surveillance related research and development activities. Such grants amounted to$558, $29,458 and $3,456 were received in 2012, 2013 and 2014, respectively.

Advertising costs

Advertising costs are charged to expense as incurred. The Company incurred advertising costs amounted to $3, $223 and $64 in 2012, 2013 and 2014, respectively.

Income taxes

Current income taxes are provided on the basis of income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

The Company adopted the provisions of ASC740 Income Taxes (“ASC740”) to clarify the accounting for uncertainty in income taxes. In accordance with the provisions of ASC 740, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail based on the facts and technical merits of the position.

Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Company estimates its liability for unrecognized tax benefits which are periodically assessed and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the statements of comprehensive loss.

F-13

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Foreign currency transactions and translation

The functional currency of the Company is Renminbi (“RMB”). The reporting currency of the Company is the United States Dollar (“USD”). Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currency using exchange rates in effect at the balance sheet dates. These exchange differences are included in the statements of operation and comprehensive income.

The Company’s financial statements are translated into USD using the applicable exchange rates at balance sheet dates for assets and liabilities and average exchange rates are used for the statements of operations. Translation adjustments resulting from translation of these financial statements are reflected as foreign currency translation adjustment in accumulated other comprehensive income in the equity.

Employee social security and welfare benefit plans

All the Company's Chinese employees participate in employee social security plans, including pension, medical, housing and other welfare benefits, organized and administered by relevant government authorities. The premiums and welfare benefit contributions that are borne by the Company are calculated based on percentages of the total salary of employees, subject to certain ceilings and are paid to the respective labor and social welfare authorities.

The PRC government is responsible for the welfare benefit for the retired employees. The Company has no obligation for post retirement or other welfare benefits beyond the annual contributions.

The welfare benefits expenses for the years ended December 31, 2012, 2013 and 2014 amounted to $27, $255 and $832, respectively.

Profit appropriation

In accordance with the laws applicable to China’s Foreign Investment Enterprises, the Company is required to make appropriations from after-tax profit to non-distributable reserve funds. The Company should set aside at least 10% of its annual net profit, after recouping prior years’ losses, determined under PRC GAAP to a statutory reserve fund before distributions to investors. The appropriation of the net profit to the statutory reserve fund must be made annually until the accumulated reserve fund has reached 50% of registered capital of the Company.

F-14

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Comprehensive income

Comprehensive income is defined as the changes in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Company’s comprehensive income includes net income and foreign currency translation adjustments and unrealized gain on marketable equity securities are presented in the statements of operation and comprehensive income.

Operating leases

Rental payments under operating leases are charged to expense based on a straight- line method over the period of the leases.

Land use rights

Land use rights include prepayments towards acquisition and land use rights acquired. Land use rights acquired are stated at cost less accumulated amortization and impairment loss. Land use rights are amortized on a straight-line basis over their useful lives.

NOTE-3. RESTRICTED CASH

Restricted cash of $1,024 related to deposit placed for acquiring the land use rights as of December 31, 2013. The withdrawal of cash is restricted, unless it is used for payments related to the development of the land or general operations purposes for which the land use right acquisition contract provided for. The restricted cash has been unfrozen during the year ended December 31, 2014 and is re-classified as cash and cash equivalent as of December 31, 2014.

F-15

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-4. INVENTORIES

	As of December 31, 2013	As of December 31, 2014
Goods-in-transit	11,962	71,386
Inventories	11,962	71,386

The goods-in-transit represents inventories delivered to or being delivered to customers’ sites, waiting for installation as of December 31, 2013 and 2014.

NOTE-5. PREPAYMENTS AND OTHER CURRENT ASSETS

	As of December 31, 2013	As of December 31, 2014
Amounts due from employees	160	505
Temporary input VAT	5,090	12,742
Prepayments to suppliers and other third parties	1,555	527
Others	282	437
	7,087	14,211

NOTE-6. PROPERTY, EQUIPMENT AND SOFTWARE, NET

	Useful life	As of December 31, 2013	As of December 31, 2014
Office equipment and furniture	5 Years	118	719
Leasehold improvements	5 Years	2	2
Manufacturing equipment	10 Years	—	895
Vehicles	5 Years	224	308
Purchased software	5 Years	—	175
Buildings	20 Years	—	7,435
Construction in progress		7,334	45
		7,678	9,579
Less: accumulated depreciation		(56)	(431)
		7,622	9,148

Depreciation expenses for the years ended December 31, 2012, 2013 and 2014 were $3, $53 and $374, respectively.

F-16

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-7. LAND USE RIGHTS

	Useful Life	As of December 31, 2013	As of December 31, 2014
Land use rights:
Land use right 1	50 years	4,711	4,694
Land use right 2	50 years	7,513	7,486
Land use right 3	50 years	—	172
		12,224	12,352
Less: accumulated amortization		(121)	(347)
Land use rights, net		12,103	12,005

Amortization expenses for the years ended December 31, 2012, 2013 and 2014 were nil, $121 and $225, respectively.

Estimated amortization expense of the land use rights acquired as of December 31, 2014 for each of next five years is as follows:

Years ending December 31:	Amount
2015	349
2016	349
2017	349
2018	349
2019	349
Thereafter	10,260
12,005

NOTE-8. INTANGIBLE ASSETS

	Useful Life	As of December 31, 2013	As of December 31, 2014
Intellectual property	10 years	11,840	11,845
Less: accumulated amortization		(493)	(1,671)
		11,347	10,174

The intellectual property was injected by Vimicro China as capital contribution.

During the years ended December 31, 2012, 2013 and 2014, the amortization expenses of intangible assets were nil, $493 and $1,173, respectively.

F-17

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-8. INTANGIBLE ASSETS (CONT’D)

Estimated amortization expense of the intangible assets as of December 31, 2014 for each of next five years is as follows:

Years ending December 31:	Amount
2015	1,178
2016	1,178
2017	1,178
2018	1,178
2019	1,178
Thereafter	4,284
10,174

NOTE-9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31, 2013	As of December 31, 2014
Accrued salaries and welfare expenses	33	377
Payables to other suppliers	1,959	988
	1,992	1,365

NOTE-10. PAID-IN EQUITY

	As of December 31, 2013	As of December 31, 2014
Investors:
Vimicro China	7,827	7,827
Shanxi Guoxin Investment (Group) Corporation	7,827	7,827
VMF Consulting Company	319	319
	15,973	15,973

F-18

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-11. ADDITIONAL PAID-IN CAPITAL

	As of December 31, 2013	As of December 31, 2014
Investors:
Vimicro China	7,941	7,941
Shanxi Guoxin Investment (Group) Corporation	7,911	7,911
VMF Consulting Company	323	323
	16,175	16,175

The additional paid-in capital is the excess of capital contribution from the respective investors.

NOTE-12. TAXATION

(a) Income taxes

Income tax benefit/(expense) of the Company is as follows:

	2012	2013	2014
	Unaudited
Current income tax (expense)/benefit	—	(1,252)	(1,025)
Deferred income tax (expense)/benefit	—	56	(56)
Income tax (expense)/benefit	—	(1,196)	(1,081)

Reconciliation between the PRC’s statutory income tax rate to the actual effective tax rate for the Company is as followed:

	2012	2013	2014
	Unaudited
Statutory tax rate	25%	25%	25%
Non-deductible expenses	(25%)	3%	1%
Effect of preferential income tax rate	—	—	(10)%
Effective income tax rate	0%	28%	16%

F-19

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-12. TAXATION (CONT’D)

(a) Income taxes (cont’d)

On September 30, 2014, after the approval from Science and Technology Department of Shanxi Province, Department of Finance of Shanxi Province and the State Taxation Bureau of Shanxi Province, the Company was granted a status of high tech enterprise in Shanxi. The Company was then subject to a preferential tax rate of 15% for the year of assessment of 2014, 2015 and 2016. The high tech enterprise status will be subject to review every three years under the current policy.

(b) PRC Value Added Tax (“VAT”)

According to PRC value-added tax policy, all entities and individuals engaged in the sales of goods, the provision of processing, repair and replacement services, and the importation of goods within the territory of the PRC are taxpayers for VAT and shall pay VAT in accordance with the VAT regulations. Zhongtianxin as the general taxpayers are subject to the output VAT at 17% of selling price of products sold to customers in China, while the purchase of products by those companies are subject to the input VAT at the rate of 17%.

NOTE-13. RELATED PARTY TRANSACTION

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of Related parties	Relationship with the Company
Vimicro International Corporation, including its consolidated subsidiaries	51% equity owner of the Company
VMF Consulting Company	2% equity owner of the Company
Shanxi Guoxin Investment (Group) Corporation	49% equity owner of the Company

(a) RELATED PARTY TRANSACTIONS

In addition to the transactions disclosed elsewhere in these financial statements, the Company also had the following related party transactions for the years ended December 31, 2012, 2013 and 2014, respectively.

	2012	2013	2014
	Unaudited
Sales
Vimicro International Corporation and its subsidiaries	—	4,302	1,416
Purchase of fixed assets and inventories
Purchase fixed assets from Vimicro International Corporation and its subsidiaries	—	77	—
Purchase inventories from Vimicro International Corporation and its subsidiaries	—	27,069	79,393

F-20

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-13. RELATED PARTY TRANSACTION (CONT’D)

(b) The Company had the following related party balances as of December 31, 2013 and 2014:

	As of December 31, 2013	As of December 31, 2014
Amounts due from related parties:
Vimicro International Corporation and its subsidiaries	6,836	6,611

Amounts due to related parties:
Vimicro International Corporation and its subsidiaries	19,375	100,938

The amounts due from related parties and the amounts due to related parties are trading in nature, which are interest-free, unsecured and have no fixed payment terms.

NOTE-14. SUBSEQUENT EVENTS

The Company evaluated its December 31, 2014 financial statements for subsequent events through April 30, 2015, the date the financial statements were available to be issued. The Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

F-21